Exhibit 10.29

AMENDMENT NUMBER SIX
TO LOAN AGREEMENT

This AMENDMENT NUMBER SIX TO LOAN AGREEMENT (this “Amendment”), dated as of February 25, 2009, among ATLANTIC AVIATION FBO INC., a Delaware corporation (the “Borrower”) and the bank or banks and other financial institutions signatories hereto (the “Lender Parties”), and acknowledged by DEPFA BANK plc as Administrative Agent (in such capacity, the “Administrative Agent”).

RECITALS

A.           The Borrower, the Lender Parties and the Administrative Agent are parties to the Loan Agreement dated as of September 27, 2007, by and among the Borrower, the several banks and other financial institutions from time to time parties thereto as lenders (the “Lenders”), issuing bank or hedging banks and the Administrative Agent (as amended, the “Loan Agreement”), pursuant to which the Lenders have agreed to provide certain loans to the Borrower for the purposes and upon the terms and conditions set forth therein.

B.           The Borrower has requested that the Required Lenders agree to amend the Loan Agreement as described below.

C.           The Lender Parties agree to the requested amendments, subject to and upon the terms set forth herein.

NOW THEREFORE, the parties hereto hereby agree as follows:

1.           Definitions and Rules of Interpretation. All capitalized terms used but not defined in this Amendment shall have the respective meanings specified in the Loan Agreement. The rules of interpretation set forth in Appendix A to the Loan Agreement shall apply to this Agreement, mutatis mutandis, as if set forth herein.

2.           Amendments to the Loan Agreement. The Loan Agreement is hereby amended as follows:

2.1           Section 2.2(a) (“Capex Loan Commitments”) is hereby amended by inserting the following phrase after the words “not exceeding $50,000,000 in the aggregate”: “or, with respect to the Capex Loans available in the period from January 1st, 2009 to December 31, 2011, for any particular calendar quarter of such period, in an amount which, together with all the Capex Loans made during such period, does not exceed the amount stated in the column entitled “Cumulative Permitted Capex Draw” of Schedule 2.2(a) hereof for such quarter”.

2.2           Section 2.3(a) (“Revolving Loan Commitments”) is hereby amended by replacing the number $20,000,000 with $18,000,000.

2.3           Section 2.9(c) (“Mandatory Prepayments”) is hereby amended by adding additional clauses (viii) and (ix) to the end thereof:

“(viii) Unless otherwise agreed upon by the Borrower and the Administrative Agent acting at the direction of the Required Lenders, if, on any Calculation Date, the Leverage Ratio as of such Calculation Date is equal to or greater than 6.0x, all Excess Cash Flow as of such Calculation Date shall be applied promptly and, in any event, no later than ten (10) Business Days after such Calculation Date, to prepay the Loans in accordance with clause (vii) above.

(ix) Unless otherwise agreed upon by the Borrower and the Administrative Agent acting at the direction of the Required Lenders, if, on any Calculation Date, the Leverage Ratio as of such Calculation Date is below 6.0x but is equal to or greater than 5.5x , 50% of Excess Cash Flow as of such Calculation Date shall be applied promptly and, in any event, no later than ten (10) Business Days after such Calculation Date, to prepay the Loans in accordance with clause (vii) above.”

2.4           Section 7.9 (“Transaction with Affiliates”) is hereby amended by adding the following sentence to the end thereof: “Without limiting the generality of the foregoing, the Borrower shall not agree to any amendment, modification, extension, renewal or replacement of the Tax Sharing Agreement, which agreement and payments thereunder are, for the avoidance of doubt, not prohibited by this Section 7.9 or subject to Section 9.6, without a prior written consent of the Administrative Agent, which shall not be unreasonably withheld or delayed, except for any such amendment, modification, extension, renewal or replacement which could not be reasonably expected to have (a) a material adverse affect on the Borrower or (b) an adverse impact on Borrower that is disproportionate to its impact on other members of the Borrower's US consolidated tax group.”

2.5           Section 7.13 (“Management Fees; MIC Cost Allocations”) is hereby amended by adding the following: “; it being understood that this Section 7.13 shall not apply to any payments by the Borrower under the Tax Sharing Agreement” to the end thereof.

2.6           Section 9.6 (“Distributions”) is hereby amended by deleting clause (a)(ii)(E) of such Section and replacing it with “[Reserved]”.

2.7           Definition of “EBITDA” in Appendix A is amended in its entirety to read as follows:

““EBITDA” means, for any period, (i) the consolidated Net Income after tax of the Borrower and its Subsidiaries for such period, (ii) plus the sum of the following items of the Borrower and its Subsidiaries determined on a consolidated basis: (a) Interest Expense for such period, (b) depreciation and amortization for such period, (c) income tax expense for such period, (d) expenses allocated to the Borrower by MIC, (e) accruals and payments to employees of the Borrower and its Subsidiaries under any employee phantom stock ownership plan, (f) all non-recurring costs, fees and expenses relating to acquisitions or dispositions of FBO businesses or refinancings of Indebtedness completed by the Borrower or its Subsidiaries, (g) costs incurred in the integration of acquired FBO Businesses, but only to the extent such costs have been funded by equity contributions, (h) amounts paid by Supermarine Companies as management fees to American Airport Corporation, (i) all other extraordinary or non-recurring non-cash expenses during such period (including losses resulting from write-off of goodwill or other assets in accordance with Statement of Financial Accounting Standards No-s 142 and 144), and (k) any non cash losses due to change in market value of the Hedging Agreements during such period, in each case to the extent deducted in the determination of Net Income after tax and in each case as determined in accordance with GAAP; and (iii) minus the sum of the following items of the Borrower and its Subsidiaries determined on a consolidated basis: (x) all extraordinary or non-recurring non-cash income during such period, and (y) any non cash income due to change in market value of the Hedging Agreements during such period, in each case to the extent added in the determination of Net Income after tax and in each case as determined in accordance with GAAP; provided that such items relating to the Borrower or its Subsidiaries on a consolidated basis for the twelve-month period preceding the date of determination shall be included or excluded, as applicable, in such calculation without regard as to whether the Borrower or its Subsidiaries, as applicable, were Loan Parties or Subsidiaries during such period.”

2.8           Definition of “Lock-Up Event” in Appendix A is deleted in its entirety and replaced with the following:

““Lock-up Event” means the failure to satisfy the condition set forth in Section 9.6(a)(ii)(A) as of any Calculation Date.”

2.9           Definition of “Maximum Leverage Ratio” in Appendix A is amended by replacing the table used in such definition with the following:

Year	Maximum Leverage Ratio
2007:	8.0x
2008:	7.75x
2009:	8.25x
2010:	8.0x
2011:	7.5x
2012:	6.75x
2013:	6.0x
2014:	5.0x

2.10           Definition of “MIC Cost Reimbursement Payment” is hereby amended by adding “, other than any payments under the Tax Sharing Agreement” to the end thereof.

2.11           Definition of “Operating Costs” is hereby amended by adding the words “, any payments pursuant to the Tax Sharing Agreement” after “any Taxes”.

2.12           New definition is added to Appendix A in the appropriate alphabetical order, to read as follows:

““Tax Sharing Agreement” means (i) the Income Tax Sharing Agreement, dated as of January 1, 2007, among Macquarie Infrastructure Company LLC and its subsidiaries identified therein, and (ii) any replacement or extension thereof.”

2.13           The table attached hereto as Annex I is hereby added to the Loan Agreement as new Schedule 2.2(a).

2.14           Schedule 2.7(b) is hereby deleted and replaced in its entirety with the table attached hereto as Annex II.

(a)           Exhibit E (“Form of Financial Ratio Certification”) is hereby amended by adding the following new clauses to section 2(e) thereof, to follow the existing clause (ix), and renumbering of the subsequent clause(s):

(x)
all other extraordinary or non-recurring non-cash expenses or income during such period (including losses resulting from write-off of goodwill or other assets in accordance with Statement of Financial Accounting Standards No-s 142 and 144):
$_________________
(xi)	any non cash losses or income due to change in market value of the Hedging Agreements during such period:	$_________________

3.           Effectiveness. This Amendment shall become effective upon the execution and delivery thereof by the Borrower, the Administrative Agent and the Lender Parties and satisfaction of the following conditions precedent (the “Effective Date”):

3.1           The representations and warranties of the Borrower in Section 5 of this Amendment shall be true and correct as of the Effective Date, and the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower confirming the same.

3.2           The Borrower shall have paid to the Administrative Agent an amendment fee in the amount of $100,000.

3.3           MIC shall have contributed, directly or indirectly, to the Borrower $50,000,000.00 by depositing such amount directly into the Special Reserve Account.

3.4           The Borrower shall have used the funds in the Special Reserve Account (including the funds deposited by MIC pursuant to Section 3.3 hereof) to make an optional prepayment of the Term Loans in accordance with Section 2.9(b) of the Loan Agreement, together with (a) any Hedging Termination Obligations payable under the Hedging Agreements as a result of reduction of notional amounts under any such Hedging Agreements due to such optional prepayment and (b) any funding losses resulting from such optional prepayment, pursuant to Section 3.5 of the Loan Agreement.

3.5           The Borrower shall have paid the reasonable fees and disbursements of the Lenders’ counsel incurred in connection with this Amendment.

3.6           The Borrower shall have deliver to the Administrative Agent and the Lenders an opinion of Pillsbury Winthrop Shaw Pittman LLP, counsel to the Borrower, in form and scope reasonably satisfactory to the Administrative Agent, regarding the due authorization, execution and delivery of the Amendment, its legal and valid nature, binding effect and enforceability.

4.           Waiver. In connection with the optional prepayment of the Term Loans described in Section 3.4 above, the Administrative Agent and the Lender Parties hereby waive the requirement of Section 2.9(b) of the Loan Agreement for (a) five (5) Business Days notice prior to any proposed date of optional prepayment and (b) any optional prepayment of Loans to occur on an Interest Payment Date.

5.           Borrower’s Representations and Warranties. The Borrower hereby represents and warrants that, as of the date of execution and delivery of this Amendment and as of the Effective Date:

5.1           The Borrower has full power and authority to enter into and perform its obligations under this Amendment, and has taken all necessary action to authorize its execution and delivery of this Amendment and the performance of its obligations under this Amendment.

5.2           This Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with the terms hereof and thereof, subject to applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and subject to general equitable principles.

5.3           All governmental authorizations and actions necessary in connection with the execution and delivery by it of this Amendment and the performance of its obligations hereunder have been obtained or performed and remain valid and in full force and effect.

5.4           Execution, delivery and performance of this Amendment by the Borrower (i) do not and will not contravene any provisions of the Borrower’s organizational documents, or any law, rule, regulation, order, judgment or decree applicable to or binding on the Borrower or any of its properties, (ii) do not and will not contravene, or result in any breach of or constitute any default under, any agreement or instrument to which the Borrower is a party or by which the Borrower or any of its properties may be bound or affected, and (iii) do not and will not require the consent of any Person under any existing law or agreement which has not already been obtained.

5.5           No Default or Event of Default has occurred or is continuing.

5.6           The Borrower has delivered to the Administrative Agent a true and complete copy of the Tax Sharing Agreement.

6.           No Further Consent or Amendment. Except to the extent that provisions of the Loan Agreement are amended, waived or supplemented as expressly set forth in Section 2 hereof, the execution and delivery hereof shall not (a) operate as a modification or waiver of any right, power or remedy of the Financing Parties or the Collateral Agent under any of the Loan Documents, (b) cause a novation with respect to any of the Loan Documents, or (c) extinguish or terminate any obligations of the Borrower under the Loan Documents.

7.           Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

8.           Miscellaneous.

8.1           If any provision of this Amendment is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.2           The headings in this Amendment have been included herein for convenience of reference only, are not part of this Amendment, and shall not be taken into consideration in interpreting this Amendment.

8.3           This Amendment comprises the complete and integrated agreement of the parties hereto on the subject matter hereof and supersedes all prior agreements, written or oral, on such subject matter.

8.4           This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment signed by all the parties shall be maintained by the Borrower and the Administrative Agent.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

ATLANTIC AVIATION FBO INC.
By: ___/s/ Marla Beckham _________________
Name: Marla Beckham Title: Secretary

Amendment Number Six to Loan Agreement

Acknowledged by: DEPFA BANK plc, as Administrative Agent
By:____/s/ Ira Epstein ______________________
Name: Ira Epstein Title: Managing Director
By:___/s/ Borjan Panovski ___________________
Name: Borjan Panovski Title: Director

DEPFA BANK plc, as Term Loan Lender, Capex Loan Lender, Revolving Loan Lender and Issuing Bank
By:____/s/ Ira Epstein ______________________
Name: Ira Epstein Title: Managing Director
By:____/s/ Borjan Panovski ___________________
Name: Borjan Panovski Title: Director

Amendment Number Six to Loan Agreement

ALLIED IRISH BANKS plc as Term Loan Lender and Capex Loan Lender
By: ___/s/ Cliodhna Clancy __________________
Name: Cliodhna Clancy Title: Associate Director
By: ___/s/ Cian Fahey _______________________
Name: Cian Fahey Title: Senior Analyst

Amendment Number Six to Loan Agreement

DEKABANK DEUTSCHE GIROZENTRALE FINANZGRUPPE as Term Loan Lender and Capex Loan Lender
By: ___/s/ Jurgen Schoneberg _________________
Name: Jurgen Schoneberg Title: Vice President
By: ___/s/ Peter Bahn _______________________
Name: Peter Bahn Title: Executive Director

Amendment Number Six to Loan Agreement

ANNEX 1

Period	Scheduled Capex Draws US$000s	Cumulative Permitted Capex Draw US$000s
Q1 2009	1,878.00	2,000.0
Q2 2009	1,537.00	3,600.0
Q3 2009	2,204.00	5,800.0
Q4 2009	—	5,800.0
Q1 2010	425.25	6,250.0
Q2 2010	425.25	6,700.0
Q3 2010	425.25	7,100.0
Q4 2010	425.25	7,500.0
Q1 2011	824.50	8,350.0
Q2 2011	824.50	9,200.0
Q3 2011	615.50	9,800.0
Q4 2011	615.50	10,200.0
Q1 2012 and thereafter	0.00	10,200.0

ANNEX II

Location	Project	Estimated Project Cost US$000s
Atlanta Peachtree	Terminal & hangar upgrade	3,385.5
Teterboro	Ramp extension & dirt removal	1,286.0
Nashville	Ramp repair & terminal upgrade	897.0
Charleston	Lease renewal	1,550.0
East 34th	Terminal construction	1,231.0
FRG Fuel Farm	New fuel farm	1,009.0
El Paso	New fuel farm	800.0
Jacksonville	Facility Update	41.5
Oklahoma City[1]	Green-field FBO	—
Las Vegas[1]	Hangar & ramp construction	—
Total		10,200.0

1 The Oklahoma City and Las Vegas projects were approved by the Required Lenders on July 24, 2008 at an estimated cost of $8 million ($5M Oklahoma City and $3M for Las Vegas). Should the Borrower choose to proceed with these projects, the funding will be provided by an equity contribution.